CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2019, relating to the financial statements and financial highlights of Trend Aggregation Dividend and Income Fund and Trend Aggregation Growth Fund, each a series of Mutual Fund and Variable Insurance Trust, for the period ended April 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, Illinois

August 26, 2019